Exhibit 4.6

                       Associates Fundings Group, Inc.
                          17300 N. Dallas Parkway
                               Suite 2040
                          Dallas, Texas 75248
                             (972) 381-1212
                           Fax (972) 381-1211



 February 24, 2000



 Mr. Michael Means
 Travis Wolff
 5580 LBJ Freeway, Suite 400
 Dallas, TX 75240

 Dear Mr. Means;

 The purpose of this letter is to discuss our commitment to provide additional funding for Performance Interconnect Corp. during its year-end November 30, 2000.

 As you know, Performance Interconnect has completed a reverse merger transaction, and received verbal commitments for funding based upon the merger. However, in the event that the funding is delayed or becomes unavailable, please be advised that Associates Funding Group, Inc., Winterstone Management Inc., and I, individually, have committed to fund capital requirements of Performance Interconnect Corp. through November 30, 2000.

 Please feel free to call me if you require further information.


 Sincerely,

 /s/
 ---------------
 D. Ronald Allen

 DRA/pgr